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                                                                     EXHIBIT 11A


                        GATX CORPORATION AND SUBSIDIARIES

            COMPUTATION OF BASIC NET INCOME PER SHARE OF COMMON STOCK
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                                                   Three Months Ended
                                                                                         March 31
                                                                                -------------------------
                                                                                  1999             1998
                                                                                ---------        --------

Average number of shares of common stock outstanding                                 49.4           49.0

Net income                                                                      $    39.2        $  37.4

Deduct - Dividends paid and accrued on preferred stock                                  -              -
                                                                                ----------       --------

Net income, as adjusted                                                         $    39.2        $ 37.4
                                                                                ==========       ========

Basic net income per share                                                      $     .79         $   .76
                                                                                ==========       ========






Note: 1998 amounts have been restated to reflect a two-for-one stock split effected in June 1998.

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